Exhibit (17) e.

CONSENT OF DIRECTOR

            Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form N-14 of Sierra Income Corporation, and in all subsequent amendments thereto, including the prospectus contained therein, as a director of Sierra Income Corporation, a Maryland corporation, and to all references to me in that connection.

/s/ Karin Hirtler-Garvey Name: Karin Hirtler-Garvey

November 6, 2018